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Filed Pursuant to 424(b)(3)
Registration Number 333-168333

The information in this prospectus supplement is not complete and may change. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 3, 2012

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 27, 2010)

C$

International Business Machines Corporation

Armonk, New York (914) 499-1900

            % Notes due

Interest payable semi-annually on                      and

The Notes are redeemable in whole in the event of certain changes in U.S. tax laws or regulations and in whole or in part at the option of IBM, as set forth in this prospectus supplement.

	Per Note		Total
Price to Public(1)		%	C$
Underwriting Discounts and Commissions		%	C$
Proceeds to Company(1)		%	C$

(1)    Plus accrued interest from February     , 2012.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriters expect to deliver the Notes to purchasers through the book-entry delivery system of CDS Clearing and Depository Services Inc., for the benefit of its participants, including the Euroclear System and Clearstream Banking, on February     , 2012.

Joint Bookrunning Managers
Merrill Lynch Canada Inc.	RBC Capital Markets

February      , 2012

        We have not authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

        References in this prospectus supplement and the attached prospectus to "$" or "U.S.$" are to U.S. dollars, and references in this prospectus supplement to "C$" are to Canadian dollars.

        The distribution of this prospectus supplement and accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Offering Restrictions."

 INTERNATIONAL BUSINESS MACHINES CORPORATION

        International Business Machines Corporation (IBM) was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co. and The International Time Recording Co. of New York. Since that time, IBM has focused on the intersection of business insight and technological invention, and its operations and aims have been international in nature. This was signaled over 80 years ago, in 1924, when C-T-R changed its name to International Business Machines Corporation. And it continues today: IBM creates business value for clients and solves business problems through integrated solutions that leverage information technology and deep knowledge of business processes. IBM solutions typically create value by reducing a client's operational costs or by enabling new capabilities that generate revenue. These solutions draw from an industry leading portfolio of consulting, delivery and implementation services, enterprise software, systems and financing.

 USE OF PROCEEDS

        The net proceeds from the sale of the Notes after deducting underwriting discounts and commissions and expenses to be paid by IBM are estimated to be C$       million and will be used for general corporate purposes.

CAPITALIZATION

        The following table sets forth the consolidated capitalization of IBM at September 30, 2011, and as adjusted to give effect to the issuance of IBM's 0.875% Notes due 2014, IBM's 2.90% Notes due 2021, IBM's 0.55% Notes due 2015, IBM's 1.250% Notes due 2017 and the Notes offered hereby.

	September 30, 2011
	Outstanding	As Adjusted
	(Dollars in millions)
Short-term debt	$6,071		$6,071

Long-term debt:
International Business Machines Corporation	22,100
Consolidated subsidiaries	1,989		1,989

Total long-term debt	$24,089	$

Equity
IBM stockholders' equity:
Common stock—par value $0.20 per share and additional paid-in capital	47,558		47,558
Shares authorized: 4,687,500,000
Shares issued: 2,179,118,982
Retained earnings	100,266		100,266
Treasury stock—at cost	(107,434)		(107,434)
Shares: 1,000,500,814
Accumulated other comprehensive income/(loss)	(18,099)		(18,099)

Total IBM stockholders' equity	22,291		22,291

Noncontrolling interests	87		87

Total equity	22,378		22,378

Total capitalization	$52,538	$

Notes:—

        Numbers may not total due to rounding.

        On September 30, 2011, CAD$1.00 = US$0.96256 and on February 2, 2012, CAD$1.00 = US$1.0015, each based on the Bank of Canada noon exchange rate.

        On November 1, 2011, IBM issued $1,350,000,000 of 0.875% Notes due 2014 and $500,000,000 of 2.90% Notes due 2021.

        On February 6, 2012, IBM expects to issue $1,500,000,000 of 0.550% Notes due 2015 and $1,000,000,000 of 1.250% Notes due 2017.

        From January 31, 1995 through September 30, 2011, IBM repurchased approximately $139.3 billion of its capital stock under a series of authorizations from IBM's Board of Directors that permits up to $144.5 billion in repurchases.

 RATIO OF INCOME FROM CONTINUING OPERATIONS TO FIXED CHARGES

        The ratio of income from continuing operations to fixed charges has been computed by dividing income from continuing operations before income taxes (which excludes (a) amortization of capitalized interest and (b) IBM's share in the income and losses of less than 50% owned affiliates) and fixed charges (excluding capitalized interest) by fixed charges. "Fixed charges" consist of interest expense, capitalized interest and that portion of rental expense deemed to be representative of interest.

		Year Ended December 31,
	Nine Months Ended September 30, 2011
		2010	2009	2008	2007	2006
Ratio of income from continuing operations to fixed charges	13.4	14.1	11.8	9.2	8.4	10.1

 DESCRIPTION OF NOTES

        The following description of the particular terms of the Notes supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

General

        The        % Notes due        (the "Notes") will be issued under an Indenture (the "Senior Indenture") dated as of October 1, 1993, between IBM and The Bank of New York Mellon, as Trustee, as supplemented by the First Supplemental Indenture dated as of December 15, 1995, filed as an exhibit to the Registration Statement of which the accompanying prospectus is a part. The Notes will be unsecured and will have the same rank as all of IBM's other unsecured and unsubordinated debt. The Notes will mature on                                  . IBM will make all principal and interest payments on the Notes in Canadian dollars. Payment of principal and interest on the Notes will be made by BNY Trust Company of Canada, 4 King Street West, Suite 101, Toronto, Ontario M5F1 1B6.

        The Notes will bear interest from February     , 2012, at the rate of interest stated on the cover page of this prospectus supplement. Interest on the Notes will be payable semi-annually on                        and                         of each year, commencing                        , 2012, to the persons in whose names the Notes are registered at the close of business on the fifteenth calendar day preceding each                        or                         , payable in equal semi-annual installments. Interest on the Notes for full semi-annual periods will be computed on the basis of a 360-day year consisting of twelve 30-day months. If interest is calculated for a period shorter than a semi-annual period, such interest will be computed on the basis of a 365-day year and the actual number of days elapsed in that period.

        In the event that the maturity date or any interest payment date for the Notes falls on a day that is not a business day, the payment due on that date will be paid on the next day that is a business day, with the same force and effect as if made on that payment date and without any interest or other payment with respect to the delay. For purposes of this prospectus supplement, a "business day" is any day, other than a Saturday, Sunday or other day that, in New York City or the City of Toronto, Ontario, banking institutions generally are authorized or obligated by law or executive order to close.

        The Notes will not be subject to defeasance and covenant defeasance as provided in "Description of the Debt Securities—Satisfaction and Discharge; Defeasance" in the accompanying prospectus.

        The Notes will be issued in denominations of C$150,000 and multiples of C$1,000 in excess thereof.

        IBM may, without the consent of the holders of Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes, provided however, that no such additional notes may be issued unless such additional notes are fungible with the Notes of such series for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the Notes, will constitute a single series of notes under the Senior Indenture. No additional notes may be issued if an event of default has occurred with respect to the Notes.

Payment of Additional Amounts

        IBM will pay to the beneficial owner of any Note who is a Non-U.S. Person (as defined below) additional amounts as may be necessary so that every net payment of principal and interest on that Note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that beneficial owner by the United States or any taxing authority thereof or therein, will not be less than the amount provided in that Note to be then due and payable. IBM will not be required, however, to make any payment of additional amounts for or on account of:

  (a)
  any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between that beneficial owner, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, that beneficial owner, if that beneficial owner is an estate, trust, partnership or corporation, and the United States including, without limitation, that beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business or present in the United States or (2) the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

  (b)
  any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

  (c)
  any tax, assessment or other governmental charge imposed by reason of that beneficial owner's past or present status as a private foundation or other tax exempt organization, a passive foreign investment company, a controlled foreign corporation or a personal holding company, or as a corporation which accumulates earnings to avoid United States federal income tax;

  (d)
  any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal or interest on that Note;

  (e)
  any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of that Note, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

  (f)
  any tax, assessment or other governmental charge imposed on interest received by (1) a 10 percent shareholder (as defined in Section 871(h)(3)(B) of the Internal Revenue Code, and the regulations that may be promulgated thereunder) of IBM, (2) a controlled foreign corporation with respect to which IBM is a related person within the meaning of Section 864(d)(4) of the Internal Revenue Code or (3) a bank on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  (g)
  any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to European Union Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26th-27th November 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

  (h)
  any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor will IBM pay any additional amounts to any beneficial owner or holder of a Note who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary, or a member of that partnership or a beneficial owner thereof, would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of that Note.

        As used in the preceding paragraph, "Non-U.S. Person" means a beneficial owner of any Note who is not a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

Redemption upon Tax Event

        The Notes may be redeemed at IBM's option in whole, but not in part, on not more than 60 days' and not less than 30 days' notice, at a redemption price equal to 100% of their principal amount (plus any accrued interest and any additional amounts then payable with respect to those Notes), if IBM determines that as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States, or any other action, other than an action predicated on law generally known on or before the date of this prospectus supplement, except for proposals before the Congress before that date, taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of any action, whether or not such action or proposal was taken or made with respect to us, (A) we have or will become obligated to pay additional amounts as described under "—Payment of Additional Amounts" on any Note within 90 days after the date of redemption or (B) there is a substantial possibility that we will be required to pay those additional amounts. Prior to the publication of any notice of such a redemption, we will deliver to the trustee (1) an officers' certificate stating that we are entitled to effect such a redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts.

Optional Redemption

        The Notes will be redeemable, as a whole or in part, at IBM's option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the Notes given in accordance with "Description of the Debt Securities—Notices to Holders" in the accompanying prospectus, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Notes to be redeemed; or

  •
  the Canada Yield Price,

plus, in each case, accrued interest to the date of redemption which has not been paid.

        "Canada Yield Price" means a price equal to the price which, if the Notes being redeemed were to be issued at such price on the date of redemption, would provide a yield thereon from the date of redemption to their maturity date equal to the Government of Canada Yield plus       basis points, calculated on the third business day preceding the date of redemption of the Notes.

        "Government of Canada Yield" means the effective yield from the date fixed for redemption to                        , assuming semi-annual compounding, which a non-callable Government of Canada bond, trading at par, would carry if issued in Canadian dollars in Canada on the date fixed for redemption with a maturity date of                        . The Government of Canada Yield shall be calculated as the arithmetic average of the yields to maturity quoted by two Canadian investment dealers selected by the issuer and acceptable to the trustee.

        On and after the redemption date of the Notes, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless IBM defaults in the payment of the redemption price and accrued interest. On or before the redemption date, IBM will deposit with the trustee, or at its direction, a paying agent, money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Book-Entry, Clearance and Settlement

        Unless otherwise specified, and subject to certain exceptions, all Notes issued will at all times be represented by one or more global certificates (a "global note") issued in registered form to and held by CDS Clearing and Depository Services Inc. ("CDS") or its nominee. Registration of interests in and transfers of the Notes will be made only through the book based system of CDS, and owners of Notes will only receive the customary confirmation from their registered agent. Except as described below, no purchaser of a Note will be entitled to a certificate or other instrument from the issuer or CDS evidencing that purchaser's ownership thereof, and no beneficial owner of a Note will be shown on the records maintained by CDS except through book-entry accounts of a participant of CDS acting on behalf of such owners. CDS will be responsible for establishing and maintaining book-entry accounts for its participants having interests in global notes. Sales of interests in global notes can only be completed through participants in the depository service of CDS.

        Investors may hold their positions in the Notes through CDS, Euroclear or Clearstream, Luxembourg. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in their respective names on the books of their respective Canadian subcustodians, each of which is a Canadian Schedule I chartered bank ("Canadian subcustodians"), which in turn will hold such interests in customers' securities accounts in the names of the Canadian subcustodians on the books of CDS.

        We believe it is CDS's current practice, upon receipt of any payment of principal or interest or the redemption price, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interest in the Notes as shown on CDS's records. Payments by participants to owners of beneficial interests in the Notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with Notes held for the account of customers registered in "street name". However, payments will be the responsibility of the participants and not of CDS, the trustee or us. The Notes have been accepted for clearance through CDS. The ISIN for the Notes is                        and the CUSIP number for the Notes is                        . If anyone wishes to purchase, sell or otherwise transfer Notes issued in book-entry form, they must do it through a direct or indirect participant in CDS. Holders will not be recognized as registered holders of the Notes and, thus, will be permitted to exercise their rights only indirectly through and subject to the procedures of participants and, if applicable, indirect participants.

        The absence of physical certificates may limit the ability of a holder to pledge Notes issued in book-entry form to persons or entities that do not participate in CDS system, or to otherwise act with respect to the notes.

        Notes represented by a book-entry security will be exchangeable for Notes in definitive form with the same terms only if:

  •
  CDS notifies IBM that it is unwilling or unable to continue as depositary or CDS ceases to be a clearing agency registered under applicable law and IBM does not appoint a new depositary within a certain period;

  •
  IBM determines that the book-entry security is now exchangeable for debt securities in definitive form; or

  •
  an event of default has occurred and is continuing with respect to the Notes.

IF ANY OF THESE EVENTS OCCUR, CDS WILL GENERALLY NOTIFY ALL DIRECT PARTICIPANTS OF THE AVAILABILITY OF DEFINITIVE NOTES.

 UNITED STATES TAXATION

General

        This section summarizes the material U.S. federal tax consequences of ownership and disposition of the Notes by a Non-U.S. Holder. However, the discussion is limited in the following ways:

  •
  The discussion only covers you if you buy your Notes in the initial offering at the price set forth on the cover page.

  •
  The discussion only covers you if you hold your Notes as capital assets (that is, for investment purposes).

  •
  This discussion does not cover you if you are subject to special treatment under the United States federal tax laws (including if you are a United States expatriate, partnership or other pass-through entity, "controlled foreign corporation" or "passive foreign investment company").

  •
  The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes.

  •
  The discussion is based on current law. Changes in the law may change the tax treatment of the Notes possibly with a retroactive effect.

  •
  The discussion does not cover state, local or foreign law.

  •
  We have not requested a ruling from the Internal Revenue Service (the "IRS") on the tax consequences of owning and disposing of the Notes. As a result, the IRS could disagree with portions of this discussion.

        A "Non-U.S. Holder" is a beneficial owner of a Note that is not any of the following for U.S. federal income tax purposes:

  •
  an individual U.S. citizen or resident alien;

  •
  a corporation—or entity taxable as a corporation for U.S. federal income tax purposes—that was created under U.S. law (federal or state);

  •
  an estate whose world-wide income is subject to U.S. federal income tax; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (ii) the trust has in effect a valid election to be treated as a U.S. person under applicable Treasury regulations.

        If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes, we suggest that you consult your tax advisor.

If you are considering buying Notes, we suggest that you consult your tax advisor about the tax consequences of holding the Notes in your particular situation.

  Withholding Taxes

        Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes.

        However, in the case of interest, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

  •
  You provide a completed IRS Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your Notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the Notes and that you are not a U.S. person.

  •
  You hold your Notes directly through a "qualified intermediary," and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. person. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

  •
  You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you generally must complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

  •
  The interest income on the Notes is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

        Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

  •
  The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

  •
  The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

  •
  An intermediary through which you hold the Notes fails to comply with the procedures necessary to avoid withholding taxes on the Notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the Notes. However, if you hold your Notes through a qualified intermediary—or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the Notes—the qualified intermediary will not generally forward this information to the withholding agent.

  •
  You own 10% or more of the voting stock of IBM, are a "controlled foreign corporation" related directly or indirectly to IBM through stock ownership, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with the conduct of your trade or business in the U.S., and you provide us with a properly executed form W-8BEN or W-8ECI as discussed above.

        The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of Non-U.S. Holders of Notes, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

  Sale, Redemption or Retirement of Notes

        If you sell a Note or it is redeemed, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

  •
  The gain is connected with a trade or business that you conduct in the U.S.

  •
  You are an individual, you are present in the U.S. for at least 183 days during the taxable year in which you dispose of the Note, and certain other conditions are satisfied.

  •
  The gain represents accrued interest, in which case the rules for interest would apply.

  U.S. Trade or Business

        If you hold your Note in connection with a trade or business that you are conducting in the U.S.:

  •
  Any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. person.

  •
  If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax rate is 30%, but may be reduced or eliminated by an applicable income tax treaty.

  Estate Taxes

        If you are an individual and at the time of death you are not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes), your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not effectively connected with a trade or business that you were conducting in the U.S. or you did not own, actually or constructively, 10% or more of the total combined voting power of IBM.

  Information Reporting and Backup Withholding

        U.S. rules concerning information reporting and backup withholding apply to Non-U.S. Holders as follows:

  •
  Principal and interest payments you receive will be automatically exempt from backup withholding if you are a Non-U.S. person exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if you hold your Notes directly through a qualified intermediary and the applicable procedures are complied with.

  •
  Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S.

        In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

 UNDERWRITING

        Merrill Lynch Canada Inc. and RBC Dominion Securities Inc. are acting as joint bookrunning managers of the offering, and as representatives of the underwriters named below.

        Subject to terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and IBM has agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
Merrill Lynch Canada Inc.	C$
RBC Dominion Securities Inc.

Total	C$

        The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes if any are taken.

        Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. If all the Notes are not sold at the initial price to public, the representatives may change the public offering price. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table shows the underwriting discounts and commission that IBM is to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by IBM
Per Note		%

        The Notes are a new issue of securities with no established trading market. The underwriters have informed IBM that they intend to make a market in the Notes but are under no obligation to do so and such market making may be terminated at any time without notice.

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market prices of the Notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates and associates may engage in transactions with, and/or perform services, including investment banking and general financing and banking services, for, IBM and its subsidiaries in the ordinary course of business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with IBM routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in IBM's securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriters have agreed to reimburse certain of IBM's expenses in connection with the offering.

        IBM has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in respect thereof.

        Expenses payable by IBM are estimated at $            , excluding underwriting discounts and commissions.

OFFERING RESTRICTIONS

        Each of the underwriters has agreed that it will not offer, sell, or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of the underwriters' knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on IBM except as set forth in the underwriting agreement.

        Noteholders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the Notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

Canada

        Each underwriter has represented and agreed that the sale and delivery of the Notes to any purchaser who is a resident of a province of Canada by such underwriter shall be made so as to be exempt from the prospectus filing requirements, and so as to be exempt from or made in compliance with the dealer registration requirements of all applicable securities laws, regulations, rules, instruments, rulings and orders, including those applicable in each of the provinces of Canada and the applicable policy statements issued by any securities regulator having jurisdiction. Each underwriter has also represented and agreed that it has not and it will not provide to any Canadian purchaser any document or other material that would constitute an offering memorandum (other than the Canadian Offering Memorandum, dated February     , 2012 that incorporates this prospectus supplement and the accompanying prospectus) with respect to the private placement of the Notes in Canada within the meaning of applicable Canadian provincial securities laws.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this Prospectus to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require IBM or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Notes to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to IBM; and

  (b)
  it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

LEGAL OPINIONS

        The validity of the Notes offered hereby will be passed upon for IBM by Stuart S. Moskowitz, Senior Counsel of IBM, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. McCarthy Tétrault LLP will pass upon certain matters for the underwriters regarding Canadian securities law matters. Mr. Moskowitz, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of IBM. Davis Polk & Wardwell LLP provides legal services to IBM from time to time.

EXPERTS

        The financial statements and the financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in the accompanying prospectus by reference to the Annual Report on Form 10-K of IBM for the year ended December 31, 2010 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

International Business Machines Corporation
New Orchard Road
Armonk, New York 10504
(914) 499-1900

DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
CAPITAL STOCK
WARRANTS

        WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS.

        YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

        IBM's CAPITAL STOCK IS TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE TRADING SYMBOL "IBM".

        These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 27, 2010.

 SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information on us and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

The Securities We May Offer

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time, either separately or in units, any of the following securities: DEBT, PREFERRED STOCK, DEPOSITARY SHARES, CAPITAL STOCK AND WARRANTS. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

Debt Securities

        We may offer unsecured general obligations of our company, which may be senior or subordinated. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities". The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not superior to, or to have the same rank as, the subordinated debt securities. In addition, the senior and subordinated debt securities will be effectively subordinated to creditors of our subsidiaries.

        The senior debt securities will be issued under an indenture between us and The Bank of New York Mellon, as the trustee. The subordinated debt securities will be issued under an indenture between us and the trustee we name in the prospectus supplement. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement and our recent periodic and current reports that we file with the SEC.

General Indenture Provisions That Apply to Senior and Subordinated Debt Securities

        Neither indenture limits the amount of debt that we may issue. In addition, neither indenture provides holders any protection should there be a recapitalization or restructuring involving our company.

        The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.

        The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of principal, interest or other payments under the debt securities, every holder in the series must consent.

        We may discharge our obligations under the indenture relating to the senior debt securities by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

        Events of default.    Each indenture provides that the following are events of default in connection with any series of debt securities:

  •
  If we do not pay interest for 30 days after its due date.

  •
  If we do not pay principal or premium when due.

  •
  If we do not make any sinking fund payment for 30 days after its due date.

  •
  If we continue to breach a covenant for 90 days after notice.

  •
  If we enter bankruptcy or become insolvent.

        If an event of default occurs under any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount of a series may rescind this action.

General Indenture Provisions That Apply Only to Senior Debt Securities

        The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured indebtedness and enter into sale and leaseback transactions.

General Indenture Provisions That Apply Only to Subordinated Debt Securities

        The subordinated debt securities will be subordinated to all senior indebtedness. In addition, claims of our subsidiaries' creditors generally will have priority with respect to the subsidiaries' assets and earnings over the claims of our creditors, including holders of the subordinated debt securities. The subordinated debt securities, therefore, will be effectively subordinated to creditors of our subsidiaries.

        The indenture relating to the subordinated debt securities does not provide holders any protection in the event of a highly leveraged transaction.

Preferred Stock and Depositary Shares

        We may issue our preferred stock, par value $0.01 per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Capital Stock

        We may issue our capital stock, par value $0.20 per share. Holders of capital stock are entitled to receive dividends if and when those dividends are declared by our Board of Directors, subject to rights of preferred stockholders. Each holder of capital stock is entitled to one vote per share. The holders of capital stock have no preemptive rights or cumulative voting rights.

Warrants

        We may issue warrants for the purchase of debt securities, preferred stock or capital stock. We may issue warrants independently or together with other securities.

Ratio of Earnings From Continuing Operations to Fixed Charges

        We compute the ratio of earnings from continuing operations to fixed charges by dividing earnings from continuing operations before income taxes (which excludes (a) amortization of capitalized interest and (b) IBM's share in the income and losses of less than 50% owned affiliates) and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of interest expense, capitalized interest and that portion of rental expense deemed to be representative of interest.

	Six Months Ended June 30, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
Ratio of earnings from continuing operations to fixed charges	12.3	11.8	9.2	8.4	10.1	11.1

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC's web site at (http://www.sec.gov).

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  i.
  Annual Report on Form 10-K for the year ended December 31, 2009;

  ii.
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

  iii.
  Current Reports on Form 8-K, or filed portions of those reports, filed (but not portions of those reports which were furnished) January 19, 2010, January 20, 2010, January 29, 2010, April 19, 2010, April 20, 2010, April 29, 2010, May 12, 2010, July 19, 2010 and July 20, 2010.

        We encourage you to read our periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:

  Computershare Trust Company, N.A.
  P.O. Box 43078
  Providence, Rhode Island 02940-3078
  (781) 575-2727

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

 DESCRIPTION OF THE COMPANY

        International Business Machines Corporation (IBM) was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co. and The International Time Recording Co. of New York. Since that time, IBM has focused on the intersection of business insight and technological invention, and its operations and aims have been international in nature. This was signaled over 80 years ago, in 1924, when C-T-R changed its name to International Business Machines Corporation. And it continues today: IBM creates business value for clients and solves business problems through integrated solutions that leverage information technology and deep knowledge of business processes. IBM solutions typically create value by reducing a client's operational costs or by enabling new capabilities that generate revenue. These solutions draw from an industry leading portfolio of consulting, delivery and implementation services, enterprise software, systems and financing.

USE OF PROCEEDS

        Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of any preferred stock we may issue, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF THE DEBT SECURITIES

        The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

        The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of October 1, 1993, as supplemented on December 15, 1995, between us and The Bank of New York Mellon, as trustee. This indenture is referred to as the "senior indenture". The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the "subordinated indenture". The senior indenture and the subordinated indenture are together called the "indentures".

        The following is a summary of some of the important provisions of the indentures. Copies of the entire indentures are exhibits to the registration statement of which this prospectus is a part. Section references below are to the section in the applicable indenture. The referenced sections of the indentures are incorporated by reference. We encourage you to read our indentures.

General

        Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness. The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

  •
  the title of the debt securities;

  •
  any limit upon the aggregate principal amount of the debt securities;

  •
  the maturity date or dates, or the method of determining the maturity dates;

  •
  the interest rate or rates, or the method of determining those rates;

  •
  the interest payment dates and, for debt securities in registered form, the regular record dates;

  •
  the places where payments may be made;

  •
  any mandatory or optional redemption provisions;

  •
  any sinking fund or analogous provisions;

  •
  any conversion or exchange provisions;

  •
  any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

  •
  the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

  •
  any deletions of, or changes or additions to, the events of default or covenants;

  •
  if other than U.S. dollars, the currency or currencies, composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

  •
  the method of determining the amount of any payments on the debt securities which are linked to an index;

  •
  whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

  •
  any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

  •
  whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

  •
  any other specific terms of the debt securities. (Sections 202 and 301)

        Unless we otherwise specify in the prospectus supplement:

  •
  the debt securities will be registered debt securities;

  •
  registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000; and

  •
  bearer debt securities denominated in U.S. dollars will be issued in denominations of $5,000.

        Debt securities may bear legends required by U.S. Federal tax law and regulations. (Section 401)

        If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information relating to the debt securities and the foreign currency or currency unit.

        Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Exchange, Registration and Transfer

        Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.

        The designated security registrar in the United States for the senior debt securities is The Bank of New York Mellon, located at 101 Barclay Street, Floor 8 West, New York, New York 10286. The security registrar for the subordinated debt securities will be designated in a prospectus supplement.

        If debt securities are issuable in both registered and bearer form, the bearer securities will be exchangeable for registered securities. If a bearer security with related coupons is surrendered in exchange for a registered security between a record date and the date set for the payment of interest, the bearer security will be surrendered without the coupon relating to that interest payment. That interest payment will be made only to the holder of the coupon when due.

        In the event of any redemption in part of any series of debt securities, we will not be required to:

  •
  issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 business days before any selection of debt securities of that series to be redeemed and the close of business on:

  •
  the day of mailing of the relevant notice of redemption (if debt securities of the series are issuable only in registered form), and

  •
  the day of the first publication of the relevant notice of redemption (if the debt securities of the series are issuable in bearer form) or,

  •
  the day of mailing of the relevant notice of redemption (if the debt securities of the series are issuable in bearer and registered form) and there is no publication;

  •
  register the transfer of, or exchange, any registered security selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

  •
  exchange any bearer security selected for redemption, except to exchange it for a registered security which is simultaneously surrendered for redemption. (Section 404)

Payment and Paying Agent

        We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. (Sections 406 and 410)

        We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of the paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. (Sections 410 and 1102)

        If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us. (Section 1103)

        Our paying agent in the United States for the senior debt securities is The Bank of New York Mellon, located at 101 Barclay Street, Floor 8 West, New York, New York 10286. If and when we issue subordinated debt securities, we'll designate the paying agent for those subordinated debt securities in the applicable prospectus supplement.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global certificates. Those certificates will be deposited with a depositary that we will identify in a prospectus supplement. Global debt securities may be issued in either registered or bearer form and can be in either temporary or definitive form. All global securities in bearer form will be deposited with a depositary outside of the United States. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement.

        Other than for payments, we can treat a person having a beneficial interest in a definitive global security as the holder of the principal amount of outstanding debt securities represented by the global security. For these purposes, we can rely upon a written statement delivered to the trustee by the holder of the definitive global security, or, in the case of a definitive global security in bearer form, by the operator of the Euroclear System, and Clearstream Banking, societe anonyme (Clearstream). (Section 411)

        Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 411)

Temporary Global Securities

        All or any portion of the debt securities of a series that are issuable in bearer form initially may be represented by one or more temporary global securities, without interest coupons. The temporary global securities will be deposited with a depositary in London for Euroclear and Clearstream for credit to the accounts of the beneficial owners of the debt securities or to such other accounts as they may direct.

        On and after an exchange date provided in the applicable prospectus supplement, each temporary global security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or a combination of these, as will be specified in the prospectus supplement.

        No bearer security delivered in exchange for a portion of a temporary global security will be mailed or delivered to any location in the United States. (Sections 402 and 403)

        Interest on a temporary global bearer security will be paid to Euroclear and/or Clearstream for the portion held for its account only after a certificate is delivered to the trustee stating that the portion:

  •
  is not beneficially owned by a United States person;

  •
  has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

  •
  if a beneficial interest has been acquired by a United States person, that:

  •
  such person is a financial institution (as defined in the Internal Revenue Code), purchasing for its own account or has acquired the debt security through a financial institution; and

  •
  the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations thereunder, and that it did not purchase for resale inside the United States.

        The certificate must be based on statements provided by the beneficial owners of interests in the temporary global security. Each of Euroclear and Clearstream will credit the interest received by it to the accounts of the beneficial owners of the debt security, or to other accounts as they may direct. (Section 403)

Definitive Global Securities

        Bearer securities.    The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer securities in exchange for a portion of a definitive global security to any location in the United States. (Section 404)

        U.S. Book-entry securities.    Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as "book-entry securities".

        When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary or its nominee. Institutions that have accounts with the depositary or its nominee are referred to as "participants".

        The accounts to be credited shall be designated by the underwriters or agents for the sale of such book-entry securities or by us, if we offer and sell those securities directly.

        Ownership of book-entry securities are limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee or by participants or persons that hold through other participants.

        So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.

        Owners of book-entry securities:

  •
  will not be entitled to have the debt securities registered in their names;

  •
  will not be entitled to receive physical delivery of the debt securities in definitive form; and

  •
  will not be considered the owners or holders of those debt securities under the indenture.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to purchase or transfer book-entry securities.

        We expect that the depositary for book-entry securities of a series will immediately credit participants' accounts with payments received by the depositary or nominee in amounts proportionate to the participants' beneficial interests as shown on the records of such depositary.

        We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". The payments by participants to the owners of beneficial interests will be the responsibility of those participants.

Practical Implications of Holding Debt Securities in Street Name

        Investors who hold debt securities in accounts at banks or brokers will not generally be recognized by us as the legal holders of debt securities. Since we recognize as the holder the bank or broker, or the financial institution the bank or broker uses to hold its debt securities, it is the responsibility of these intermediary banks, brokers and other financial institutions to pass along principal, interest and other payments on the debt securities, either because they agree to do so in their agreements with their customers, or because they are legally required to do so. If you hold debt securities in street name, you really ought to check with your own institution to find out:

  •
  How it handles securities payments and notices;

  •
  Whether it imposes additional fees or charges;

  •
  How it would handle voting and related issues if ever required;

  •
  How it would pursue or enforce rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests; and

  •
  Whether and how it would react on other matters which are important to persons who hold debt securities in "street name".

Covenants

        Limitation on merger, consolidation and certain sales of assets.    We may, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person provided that:

  •
  the successor is a U.S. corporation;

  •
  the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

  •
  immediately after giving effect to the transaction, there is no default under the applicable indenture. (Section 901)

        The remaining or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 902)

Satisfaction and Discharge; Defeasance

        We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 501)

        Each indenture contains a provision that permits us to elect:

  1.
  to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

  2.
  to be released from our obligations under the following covenants and from the consequences of an event of default or cross-default resulting from a breach of these covenants:

  a.
  the limitations on mergers, consolidations and sale of assets,

  b.
  the limitations on sale and leaseback transactions under the senior indenture, and

  c.
  the limitations on secured indebtedness under the senior indenture.

        To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash, and/or foreign government securities if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the action. (Section 503)

        If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Sections 501 and 503)

Events of Default, Notice and Waiver

        If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of the series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately.

        The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the debt securities of that series. However, payment defaults that are not cured may only be waived by all holders of the debt securities. (Sections 602 and 613)

        Each indenture defines an event of default in connection with any series of debt securities as one or more of the following events:

  •
  we fail to pay interest on any debt security of the series for 30 days when due;

  •
  we fail to pay the principal or any premium on any debt securities of the series when due;

  •
  we fail to make any sinking fund payment for 30 days when due;

  •
  we fail to perform any other covenant in the debt securities of the series or in the applicable indenture relating to debt securities of that series for 90 days after being given notice; and

  •
  we enter into bankruptcy or become insolvent.

        An event of default for one series of debt securities is not necessarily an event of default for any other series of debt securities. (Section 601)

        Each indenture requires the trustee to give the holders of a series of debt securities notice of a default for that series within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 702)

        Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. (Section 703)

        Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 612)

        Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1106)

        Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

Modification of the Indentures

        Together with the trustee, we may modify the indentures without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect. (Section 1001)

        Together with the trustee, we may also make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

  •
  change the stated maturity of any debt security;

  •
  reduce the principal, premium (if any) or rate of interest on any debt security;

  •
  change any place of payment or the currency in which any debt security is payable;

  •
  impair the right to enforce any payment after the stated maturity or redemption date;

  •
  adversely affect the terms of any conversion right;

  •
  reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

  •
  change any of our obligations for any outstanding series of debt securities to maintain an office or agency in the places and for the purposes specified in the indenture for that series; or

  •
  change the provisions in the indenture that relate to its modification or amendment. (Section 1002)

Meetings

        The indentures contain provisions for convening meetings of the holders of debt securities of a series. (Section 1401)

        A meeting may be called at any time by the trustee, upon request by us or upon request by the holders of at least 10% in principal amount of the outstanding debt securities of the series. In each case, notice will be given to the holders of debt securities of the series. (Section 1402)

        Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by us or the trustee that did not have a quorum may be adjourned for not less than 10 days, and if there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days.

        Generally, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, to change the amount or timing of payments under the debt securities, every holder in the series must consent.

        In addition, if the indenture provides that an action may be taken by the holders of a specified percentage in principal amount of outstanding debt securities of a series, that action may be taken at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. (Section 1404)

Notices to Holders

        In most instances, notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and in London. Notices may also be published in another city or cities as may be specified in the securities. In addition, notices to holders of bearer securities will be mailed to those persons whose names and addresses were previously filed with the applicable trustee. Notice to holders of registered securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

Title

        Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any agent of ours or the trustee may treat the holder of any bearer security or related coupon as the absolute owner of that security for all purposes. We may also treat the registered owner of any registered security as the absolute owner of that security for all purposes. (Section 407)

Replacement of Securities and Coupons

        We think it's very important for you to keep your securities safe. If you don't, you'll have to follow these procedures. We'll replace debt securities or coupons that have been mutilated, but you'll have to pay for the replacement, and you'll have to surrender the mutilated debt security or coupon to the security registrar first. Debt securities or coupons that become destroyed, stolen or lost will only be replaced by us, again at your expense, upon your providing evidence of destruction, loss or theft which we and the security registrar are willing to accept. In the case of a destroyed, lost or stolen debt security or coupon, we may also require you, as the holder of the debt security or coupon, to indemnify the security registrar and us before we'll go about issuing any replacement debt security or coupon. (Section 405)

Governing Law

        The indentures, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York.

Our Relationship with the Trustee

        We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the senior indenture or the trustee under the subordinated indenture.

Senior Debt Securities

        The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.

Covenants in the Senior Indenture

        Limitation on secured indebtedness.    Neither we nor any Restricted Subsidiary will create, assume, incur or guarantee any Secured Indebtedness without securing the senior debt securities equally and ratably with, or prior to, that Secured Indebtedness, unless the sum of the following amounts would not exceed 10% of Consolidated Net Tangible Assets:

  •
  the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with, and

  •
  the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions entered into after July 15, 1985.

        You should note that we don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary. (Section 1104 of Senior Indenture)

        Limitation on sale and leaseback transactions.    Neither we nor any Restricted Subsidiary will enter into any lease longer than three years covering any of our Principal Property or any Restricted Subsidiary that is sold to any other person in connection with that lease unless either:

  1.
  the sum of the following amounts does not exceed 10% of Consolidated Net Tangible Assets:

  •
  the discounted present value of all net rentals payable under all these leases entered into after July 15, 1985; and

  •
  the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with.

        We don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary.

        or

  2.
  an amount equal to the greater of the following amounts is applied within 180 days to the retirement of our long-term debt or the debt of a Restricted Subsidiary:

  •
  the net proceeds to us or a Restricted Subsidiary from the sale; and

  •
  the discounted present value of all net rentals payable under the lease.

        Amounts applied to debt which is subordinated to the senior debt securities or which is owing to us or a Restricted Subsidiary will not be included in this calculation. (Section 1105 of Senior Indenture)

        We think it's important for you to be aware that this limitation on sale and leaseback transactions won't apply to any leases that we may enter into relating to newly acquired, improved or constructed property.

        We think it's also important for you to note that the holders of a majority in principal amount of all affected series of outstanding debt securities may waive compliance with each of the above covenants. (Section 1107 of Senior Indenture)

Definitions

        "Secured Indebtedness" means our indebtedness or indebtedness of a Restricted Subsidiary for borrowed money secured by any lien on, or any conditional sale or other title retention agreement covering, any Principal Property or any stock or indebtedness of a Restricted Subsidiary. Excluded from this definition is all indebtedness:

  •
  outstanding on July 15, 1985, secured by liens, or arising from conditional sale or other title retention agreements, existing on that date;

  •
  incurred after July 15, 1985 to finance the acquisition, improvement or construction of property, and either secured by purchase money mortgages or liens placed on the property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements;

  •
  secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of its acquisition;

  •
  owing to us or any Restricted Subsidiary;

  •
  secured by liens, or conditional sale or other title retention devices, existing at the time a corporation became or becomes a Restricted Subsidiary after July 15, 1985;

  •
  constituting our guarantees of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of ours and any other Restricted Subsidiaries.

  •
  arising from any sale and leaseback transaction;

  •
  incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision; and

  •
  constituting any replacement, extension or renewal of any indebtedness to the extent the amount of indebtedness is not increased.

        "Principal Property" means land, land improvements, buildings and associated factory, laboratory and office equipment constituting a manufacturing, development, warehouse, service or office facility owned by or leased to us or a Restricted Subsidiary which is located within the United States and which has an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination. Principal Property does not include:

  •
  products marketed by us or our subsidiaries;

  •
  any property financed through the issuance of tax-exempt governmental obligations;

  •
  any property which our Board of Directors determines is not of material importance to us and our Restricted Subsidiaries taken as a whole; or

  •
  any property in which the interest of us and all of our subsidiaries does not exceed 50%.

        "Consolidated Net Tangible Assets" means the total assets of us and our subsidiaries, less current liabilities and intangible assets. We include in intangible assets the balance sheet value of:

  •
  all trade names, trademarks, licenses, patents, copyrights and goodwill;

  •
  organizational and development costs;

  •
  deferred charges other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible items we are amortizing; and

  •
  unamortized debt discount and expense minus unamortized premium.

        We don't include in intangible assets any program products.

        "Attributable Debt" means the discounted present value of a lessee's obligation for rental payments under a sale and leaseback transaction of Principal Property, reduced by amounts owed by any sublessee for rental obligations during the remaining term of that transaction. The discount rate we use for the Attributable Debt is called the "Attributable Interest Rate." We compute the Attributable Interest Rate as the weighted average of the interest rates of all securities then issued and outstanding under the Senior Indenture.

        "Restricted Subsidiary" means:

  1.
  any of our subsidiaries:

  a.
  which has substantially all its property in the United States;

  b.
  which owns or is a lessee of any Principal Property; and,

  c.
  in which our investment and the investment of our subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination; and

  2.
  any other subsidiary the Board of Directors may designate as a Restricted Subsidiary.

        "Restricted Subsidiary" doesn't include financing subsidiaries and subsidiaries formed or acquired after July 15, 1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of our business or assets or the business or assets of any Restricted Subsidiary. (Section 101 of Senior Indenture)

Subordinated Debt Securities

        The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 1501 of Subordinated Indenture)

        In addition, claims of our subsidiaries' creditors generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors of our subsidiaries.

        The subordinated indenture defines "senior indebtedness" to mean the principal of, premium, if any, and interest on:

  •
  all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states to have the same rank as, or to rank junior to, the subordinated debt securities; and

  •
  any deferrals, renewals or extensions of any senior indebtedness.

        However, the term "senior indebtedness" will not include:

  •
  any of our obligations to our subsidiaries;

  •
  any liability for Federal, state, local or other taxes owed or owing by us;

  •
  any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees of instruments evidencing those liabilities;

  •
  any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

  •
  any obligations with respect to any capital stock; or

  •
  any indebtedness incurred in violation of the Subordinated Indenture.

        There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

        Under the subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:

  •
  any senior indebtedness is not paid when due, or

  •
  the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

        We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee.

        The representatives of the holders of senior indebtedness may notify us and the trustee in writing of a default which can result in the acceleration of that senior indebtedness' maturity without further notice or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice. If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179 day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period. (Section 1503 of Subordinated Indenture)

        In the event we pay or distribute our assets to creditors upon a total or partial liquidation, dissolution or reorganization of us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 1502 of Subordinated Indenture)

        If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear. (Section 1505 of Subordinated Indenture)

        If payment of the subordinated debt securities is accelerated because of an event of default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time. (Section 1505 of Subordinated Indenture)

        As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. It's important to keep this in mind if you decide to hold our subordinated debt securities.

 DESCRIPTION OF THE PREFERRED STOCK

        The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

        All of the terms of the preferred stock are, or will be, contained in our Certificate of Incorporation and the certificate of amendment relating to each series of the preferred stock, which will be filed with the Securities and Exchange Commission at or before the time we issue a series of the preferred stock.

        We are authorized to issue up to 150,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Prospectus, we have no shares of preferred stock outstanding. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

  •
  issue one or more series of preferred stock;

  •
  determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

  •
  determine the number of shares in any series.

        The Board of Directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:

  •
  whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

  •
  the dividend rate (or method for determining the rate);

  •
  the liquidation preference per share of that series of preferred stock, if any;

  •
  any conversion provisions applicable to that series of preferred stock;

  •
  any redemption or sinking fund provisions applicable to that series of preferred stock;

  •
  the voting rights of that series of preferred stock, if any; and

  •
  the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

        The preferred stock, when issued, will be fully paid and nonassessable.

Dividends

        Holders of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the capital stock and we may not redeem or purchase any capital stock.

        Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.

Convertibility

        No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

        No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

        Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in a prospectus supplement.

Liquidation

        In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of capital stock.

        If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

        Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

Voting

        Generally, the holders of preferred stock will not be entitled to vote. However, if the equivalent of six quarterly dividends payable on any series of preferred stock is in default, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of this type of default, the Board of Directors will call a special meeting for the holders of all affected series within 10 business days of the default for the purpose of electing the additional directors. Alternatively, the holders of record of a majority of the outstanding shares of all affected series who are entitled to participate in the election of directors may elect those additional directors by written consent. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of that series will no longer have the right to vote on directors, the term of office of each director so elected will terminate, and the number of our directors will, without further action, be reduced by two.

        Unless we otherwise specify in a prospectus supplement, the vote of the holders of a majority of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Certificate of Incorporation or any certificate of amendment which would adversely affect the powers, preferences, or special rights of the preferred stock including authorizing any class of stock with superior dividend and liquidation preferences.

No Other Rights

        The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Certificate of Incorporation or certificate of amendment or as otherwise required by law.

Transfer Agent and Registrar

        We'll designate the transfer agent for each series of preferred stock in the prospectus supplement.

Description of the Depositary Shares

        We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

        The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

        Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

        The following is a summary of the most important terms of the depositary shares. The deposit agreement, our Certificate of Incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.

Dividends

        The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares, to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

Liquidation Preference

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

        If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares.

Voting

        Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

        Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if:

  •
  all outstanding depositary shares have been redeemed; or

  •
  there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

Charges of Depositary

        We'll pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We'll also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

Reports to Holders

        The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary—and at other places as it thinks advisable—any reports and communications we deliver to the depositary as the holder of preferred stock.

Liability and Legal Proceedings

        Neither we nor the depositary will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $150,000,000.

U.S. Federal Income Tax Consequences

        Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for U.S. Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

  •
  no gain or loss will be recognized for U.S. Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

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  the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

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  the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

 DESCRIPTION OF THE CAPITAL STOCK

        As of the date of this prospectus, we are authorized to issue up to 4,687,500,000 shares of capital stock, $0.20 par value per share. As of June 30, 2010, 2,145,080,210 shares of capital stock were issued and 1,261,278,072 were outstanding.

        Dividends.    Holders of capital stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

        Voting.    Each holder of capital stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

        Rights upon liquidation.    In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of capital stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

        Miscellaneous.    Shares of capital stock are not redeemable and have no subscription, conversion or preemptive rights.

DESCRIPTION OF THE WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock or capital stock. Warrants may be issued independently or together with our debt securities, preferred stock or capital stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

DEBT WARRANTS

        The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

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  the title of the warrants;

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  the offering price for the warrants, if any;

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  the aggregate number of the warrants;

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  the designation and terms of the debt securities purchasable upon exercise of the warrants;

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  if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

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  if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

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  the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

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  the dates on which the right to exercise the warrants will commence and expire;

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  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

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  information relating to book-entry procedures, if any;

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  the currency or currency units in which the offering price, if any, and the exercise price are payable;

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  if applicable, a discussion of material U.S. Federal income tax considerations;

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  anti-dilution provisions of the warrants, if any;

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  redemption or call provisions, if any, applicable to the warrants; and

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  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

STOCK WARRANTS

        The prospectus supplement relating to a particular issue of warrants to issue capital stock or preferred stock will describe the terms of the warrants, including the following:

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  the title of the warrants;

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  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the capital stock or preferred stock that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

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  the number of shares of capital stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

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  the dates on which the right to exercise the warrants commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material U.S. Federal income tax considerations;

  •
  antidilution provisions of the warrants, if any;

  •
  redemption or call provisions, if any, applicable to the warrants;

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

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  any other information we think is important about the warrants.

 PLAN OF DISTRIBUTION

        We may sell the securities:

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  through underwriters;

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  through agents; or

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  directly to purchasers.

        In this connection, we may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the "world wide web") or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you'll want to pay particular attention to the description of that system we'll provide in a prospectus supplement.

        Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. Such a bidding or ordering system may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. For example, in the case of a note, the clearing spread could be indicated as a number of "basis points" above an index treasury note. Of course, many pricing methods can and may also be used.

        Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

        Many variations of Internet or other electronic auction or pricing and allocation systems are likely to be developed in the future as new technology evolves, and we may utilize such systems in connection with the sale of securities. The specific rules of such an auction would be described to potential bidders in a prospectus supplement. You should review carefully the auction and other rules we will describe in a prospectus supplement in order to understand and participate intelligently in the applicable offering.

        We'll describe in a prospectus supplement, the particular terms of the offering of the securities, including the following:

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  the names of any underwriters;

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  the purchase price and the proceeds we will receive from the sale;

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  any underwriting discounts and other items constituting underwriters' compensation;

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  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

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  any securities exchanges on which the securities of the series may be listed; and

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  any other information we think is important.

        If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale.

        The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

        Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Each series of securities, other than our capital stock, will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but won't be obligated to do so, and may discontinue any market making at any time without notice. We can't and won't give any assurances as to the liquidity of the trading market for any of our securities.

LEGAL OPINIONS

        The legality of the securities will be passed upon by Mr. Andrew Bonzani, our Vice President, Assistant General Counsel and Secretary. Mr. Bonzani, together with members of his family, owns, has options to purchase and has other interests in shares of our capital stock.

EXPERTS

        The financial statements, the financial statement schedule, and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of International Business Machines Corporation for the year ended December 31, 2009 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

C$

          % Notes due

P R O S P E C T U S      S U P P L E M E N T

February   , 2012

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TABLE OF CONTENTS
INTERNATIONAL BUSINESS MACHINES CORPORATION
USE OF PROCEEDS
CAPITALIZATION
RATIO OF INCOME FROM CONTINUING OPERATIONS TO FIXED CHARGES
DESCRIPTION OF NOTES
IF ANY OF THESE EVENTS OCCUR, CDS WILL GENERALLY NOTIFY ALL DIRECT PARTICIPANTS OF THE AVAILABILITY OF DEFINITIVE NOTES.
UNITED STATES TAXATION
UNDERWRITING
OFFERING RESTRICTIONS
LEGAL OPINIONS
EXPERTS
DEBT SECURITIES PREFERRED STOCK DEPOSITARY SHARES CAPITAL STOCK WARRANTS
SUMMARY
WHERE YOU CAN FIND MORE INFORMATION
DESCRIPTION OF THE COMPANY
USE OF PROCEEDS
DESCRIPTION OF THE DEBT SECURITIES
DESCRIPTION OF THE PREFERRED STOCK
DESCRIPTION OF THE CAPITAL STOCK
DESCRIPTION OF THE WARRANTS
DEBT WARRANTS
STOCK WARRANTS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS